Exhibit 99.1

SOUTHSIDE BANCSHARES, INC.
ANNOUNCES RECORD EARNINGS FOR THE
THREE AND SIX MONTHS ENDED JUNE 30, 2009
NASDAQ Global Select Market Symbol - "SBSI"

TYLER, Texas, (July 23, 2009) Southside Bancshares, Inc. (“Southside” or the “Company”) (NASDAQ: SBSI) today reported its financial results for the three and six months ended June 30, 2009.

Southside reported record net income of $9.4 million for the three months ended June 30, 2009, an increase of $846,000, or 9.9%, when compared to $8.5 million for the same period in 2008.

Net income for the six months ended June 30, 2009, increased $9.4 million, or 67.1%, to a record $23.5 million from $14.1 million, for the same period in 2008.

Earnings per diluted share increased $0.05, or 8.8%, to $0.62 for the three months ended June 30, 2009, when compared to $0.57 for the same period in 2008.  Earnings per diluted share increased $0.63, or 67.0%, to $1.57 for the six months ended June 30, 2009, compared to $0.94 for the same period in 2008.

The return on average shareholders’ equity for the six months ended June 30, 2009, increased to 27.00% compared to 20.06% for the same period in 2008.  The annual return on average assets increased to 1.74% for the six months ended June 30, 2009, compared to 1.27% for the same period in 2008.

“We are pleased to report strong second quarter earnings.  The successful execution of our business plan at a time when the overall economic headwinds remain a challenge is gratifying,” stated B. G. Hartley, Chairman and CEO of Southside Bancshares, Inc.  “Fifty years ago, we dedicated our operation to serving our market areas, employees and shareholders.  Our dedication to our shareholders is as strong today as it was when we opened our doors as a small community bank in East Texas.  We look forward to building our franchise over the next fifty years with the same commitment and the continued support of our shareholders, employees and communities.”

“The national economy has shown some signs that the pace of decline might be abating.  We are indeed fortunate to be based in Texas, as our economy appears to have mitigated, thus far, the impact of the significant economic declines apparent in other areas of the country.  Given the general uncertainty in the market, we continue to manage the bank with an especially high degree of prudence.  Regulatory uncertainty is once again at the forefront, as fundamental changes to the regulation of financial institutions are under consideration.  Should the landscape change, we will adjust our practices as needed.”

“The current economic and political uncertainty has led to both a positively sloped interest rate environment (long-term interest rates significantly higher than short-term interest rates) and to continued capital market volatility.  Although this environment has led to an increase in our provision for loan losses, it has also had some favorable ramifications.  Our net interest margin remained solid and as the economics of particular securities evolved, we also experienced a gain on sale of securities as we repositioned the securities portfolio as appropriate for the new economics.  These two factors, mitigated by the increase in reserves, produced record earnings in the first half of 2009.  We are keenly aware that these levels of securities gains are unlikely to be repeated in future quarters.  Our goal is to manage the bank in order for shareholders and customers to ultimately benefit during this period of volatility.  These current earnings further strengthen our capital, as well as, support our future growth.  Increasing capital levels provide Southside with the critical flexibility to allow for continued strategic investments designed to enhance long-term franchise value.”

“During the second quarter, the economic environment continued to present challenges as well as opportunities.  During the quarter ended June 30, 2009, our deposits, net of brokered deposits, increased slightly by $6.9 million and our loans increased a modest $4.5 million.  The fixed income market presented several opportunities.  During the second quarter, as mortgage credit spreads tightened in the face of increasing U. S. Treasury interest rates, we repositioned a portion of our mortgage-backed securities portfolio by selling selected securities whose market value did not compensate the bank for the potential funding risk.  Later in the quarter, as U. S. Treasury interest rates increased further, we were able to replace a portion of those assets with a combination of municipal bonds and U. S. Agency mortgage-backed securities.”

“While economic and regulatory environments may reflect increased levels of volatility at times, Southside’s traditional credit and balance sheet discipline helps moderate those external forces.  Our traditional lending approach is designed so that only minor changes might be necessary as credit cycles come and go.  During this period of credit volatility, this approach has allowed us to continue to partner with our customers in the same manner as we have for almost 50 years.  We believe the communities we serve will benefit from this disciplined approach during good times and bad as they can look with confidence to Southside for their everyday banking needs.”

Loan and Deposit Growth

For the three months ended June 30, 2009, total loans increased slightly, $4.5 million, or 0.4% compared to March 31, 2009.  When comparing June 30, 2009 to June 30, 2008, total loans increased by $38.7 million, or 4.0%.  The increase occurred primarily in two categories, municipal loans and loans to individuals.

Nonperforming assets increased $2.7 million, or 15.5% to $20.1 million, or 0.73% of total assets, for the three months ended June 30, 2009 when compared to March 31, 2009.  This increase is primarily related to construction loans, mostly associated with the acquisition of Fort Worth National Bank and, to a lesser extent, loans to individuals purchased by Southside Financial Group.

During the three months ended June 30, 2009, deposits, net of brokered deposits, increased $6.9 million, or 0.4% compared to March 31, 2009.  When comparing June 30, 2009 to June 30, 2008, deposits, net of brokered deposits, increased $153.8 million, or 10.3%.  The year over year increase in deposits is the result of an increase in public fund deposits combined with an overall increase in core deposits.  Much of the increase in the public fund deposits is temporary and is expected to roll-off over the next twelve months.

Net Interest Income

Net interest income increased $4.6 million, or 25.5%, to $22.5 million for the three months ended June 30, 2009, when compared to $17.9 million for the same period in 2008.  For the three months ended June 30, 2009, when compared to the same period in 2008, our net interest spread increased to 3.33% from 3.06% and during the same period the net interest margin increased to 3.73% from 3.65%.  Compared to the previous quarter, the net interest margin and net interest spread for the three months ended June 30, 2009 decreased to 3.73% and 3.33%, respectively, from 3.83% and 3.37% for the three months ended March 31, 2009.

Net Income for the Three Months

The increase in net income for the three months ended June 30, 2009 was primarily a result of security gains and an increase in net interest income partially offset by an increase in provision for loan losses, an increase in other-than-temporary impairment, an increase in noninterest expense and a decrease in noninterest income net of security gains.  Provision for loan losses increased $470,000, or 15.9%, for the three months ended June 30, 2009, compared to the same period in 2008 due primarily to the increase in nonperforming construction loans, overall market conditions, as well as loans to individuals purchased by Southside Financial Group.

Noninterest expense increased $4.0 million, or 27.6%, for the three months ended June 30, 2009, compared to the same period in 2008.  The increase in noninterest expense was primarily a result of increases in personnel expense and FDIC insurance expense.  The increase in personnel expense was associated with our overall growth and expansion, including Southside Financial Group, an increase in retirement expense and normal salary increases for existing personnel, all of which are reflected in salaries and employee benefits which increased a combined $1.7 million, or 18.8%, when compared to the same period in 2008.  FDIC insurance premiums increased during the period, $1.7 million, or 729.7%, to $1.9 million.  The increase is the result of a special FDIC assessment of $1.3 million and an overall increase in FDIC insurance premium rates.

About Southside Bancshares, Inc.
Southside Bancshares, Inc. is a bank holding company with approximately $2.7 billion in assets that owns 100% of Southside Bank.  Southside Bank currently has 44 banking centers in Texas and operates a network of 47 ATMs.

To learn more about Southside Bancshares, Inc., please visit our investor relations website at www.southside.com/investor.  Our investor relations site provides a detailed overview of our activities, financial information and historical stock price data.  To receive e-mail notification of company news, events and stock activity, please register on the E-mail Notification portion of the website.  Questions or comments may be directed to Susan Hill at (903) 531-7220, or susan.hill@southside.com.

Forward-Looking Statements
Certain statements of other than historical fact that are contained in this document and in written material, press releases and oral statements issued by or on behalf of the Company, a bank holding company, may be considered to be “forward-looking statements” within the meaning of and subject to the protections of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date.  These statements may include words such as "expect," "estimate," "project," "anticipate," “appear,” "believe," "could," "should," "may," "intend," "probability," "risk," "target," "objective," "plans," "potential," and similar expressions.  Forward-looking statements are statements with respect to the Company’s beliefs, plans, expectations, objectives, goals, anticipations, assumptions, estimates, intentions and future performance and are subject to significant known and unknown risks and uncertainties, which could cause the Company's actual results to differ materially from the results discussed in the forward-looking statements.  For example, discussions of the effect of the Company’s expansion, including expectations of the costs and profitability of such expansion, trends in asset quality and earnings from growth, and certain market risk disclosures are based upon information presently available to management and are dependent on choices about key model characteristics and assumptions and are subject to various limitations.  By their nature, certain of the market risk disclosures are only estimates and could be materially different from what actually occurs in the future.  As a result, actual income gains and losses could materially differ from those that have been estimated.

Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 under “Forward-Looking Information” and Item 1A. “Risk Factors,” and in the Company’s other filings with the Securities and Exchange Commission.  The Company disclaims any obligation to update any factors or to announce publicly the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.

	At	At	At
	June 30,	December 31,	June 30,
	2009	2008	2008
	(dollars in thousands)
	(unaudited)

Selected Financial Condition Data (at end of period):

Total assets	$2,743,277	$2,700,238	$2,323,788
Loans	1,016,967	1,022,549	978,269
Allowance for loan losses	18,804	16,112	11,527
Mortgage-backed and related securities:
Available for sale, at estimated fair value	1,052,318	1,026,513	851,331
Held to maturity, at cost	240,704	157,287	173,453
Investment securities:
Available for sale, at estimated fair value	216,869	278,378	110,581
Held to maturity, at cost	1,493	478	477
Federal Home Loan Bank stock, at cost	39,476	39,411	28,859
Deposits	1,696,535	1,556,131	1,498,072
Long-term obligations	670,149	715,800	422,895
Shareholders’ equity	182,850	161,089	141,276
Nonperforming assets	20,107	15,781	7,646
Nonaccrual loans	13,491	14,289	5,807
Loans 90 days past due	843	593	907
Restructured loans	1,939	148	170
Other real estate owned	3,262	318	465
Repossessed assets	572	433	297

Asset Quality Ratios:
Nonaccruing loans to total loans	1.33%	1.40%	0.59%
Allowance for loan losses to nonaccruing loans	139.38	112.76	198.50
Allowance for loan losses to nonperforming assets	93.52	102.10	150.76
Allowance for loan losses to total loans	1.85	1.58	1.18
Nonperforming assets to total assets	0.73	0.58	0.33
Net charge-offs to average loans	0.85	0.74	0.70

Capital Ratios:
Shareholders’ equity to total assets	6.65	5.95	6.07
Average shareholders’ equity to average total assets	6.44	6.04	6.33

LOAN PORTFOLIO COMPOSITION

The following table sets forth loan totals by category for the periods presented:

	At	At	At
	June 30,	December 31,	June 30,
	2009	2008	2008
		(in thousands)
		(unaudited)
Real Estate Loans:
Construction	$100,012	$120,153	$104,260
1-4 Family Residential	235,365	238,693	240,238
Other	193,167	184,629	195,843
Commercial Loans	164,965	165,558	167,963
Municipal Loans	139,483	134,986	120,194
Loans to Individuals	183,975	178,530	149,771
Total Loans	$1,016,967	$1,022,549	$978,269

	At or for the		At or for the
	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2009	2008	2009	2008
	(dollars in thousands)		(dollars in thousands)
	(unaudited)		(unaudited)

Selected Operating Data:
Total interest income	$35,727	$31,575	$72,387	$63,671
Total interest expense	13,272	13,680	27,695	30,406
Net interest income	22,455	17,895	44,692	33,265
Provision for loan losses	3,417	2,947	7,007	5,186
Net interest income after provision for loan losses	19,038	14,948	37,685	28,079
Noninterest income
Deposit services	4,417	4,667	8,452	9,084
Gain on sale of securities available for sale	5,911	3,660	19,707	5,752

Total other-than-temporary impairment losses	296	-	(5,331)	-
Portion of loss recognized in other comprehensive
income (before taxes)	(833)	-	3,894	-
Net impairment losses recognized in earnings	(537)	-	(1,437)	-

Gain on sale of loans	547	847	882	1,312
Trust income	574	619	1,137	1,212
Bank owned life insurance income	736	758	1,037	1,068
Other	745	736	1,529	1,561
Total noninterest income	12,393	11,287	31,307	19,989
Noninterest expense
Salaries and employee benefits	10,460	8,806	20,944	17,519
Occupancy expense	1,565	1,427	2,983	2,815
Equipment expense	414	329	789	641
Advertising, travel & entertainment	494	496	1,003	960
ATM and debit card expense	361	304	660	592
Director fees	166	147	312	291
Supplies	206	206	418	383
Professional fees	455	353	1,085	787
Postage	192	182	380	366
Telephone and communications	363	257	644	515
FDIC Insurance	1,925	232	2,461	468
Other	1,687	1,594	3,126	3,299
Total noninterest expense	18,288	14,333	34,805	28,636
Income before income tax expense	13,143	11,902	34,187	19,432
Provision for income tax expense	3,255	3,223	9,401	5,159
Net income	9,888	8,679	24,786	14,273
Less: Net income attributable to the noncontrolling interest	(511)	(148)	(1,264)	(196)
Net income attributable to parent	$9,377	$8,531	$23,522	$14,077

Common share data attributable to parent:
Weighted-average basic shares outstanding	14,866	14,537	14,808	14,517
Weighted-average diluted shares outstanding	14,999	14,901	14,982	14,885
Net income per common share
Basic	$0.63	$0.59	$1.59	$0.97
Diluted	0.62	0.57	1.57	0.94
Book value per common share	-	-	12.24	9.67
Cash dividend declared per common share	0.14	0.13	0.27	0.25

Selected Performance Ratios:
Return on average assets	1.36%	1.53%	1.74%	1.27%
Return on average shareholders’ equity	20.72	23.82	27.00	20.06
Average yield on interest earning assets	5.79	6.29	5.97	6.39
Average yield on interest bearing liabilities	2.46	3.23	2.62	3.59
Net interest spread	3.33	3.06	3.35	2.80
Net interest margin	3.73	3.65	3.78	3.44
Average interest earnings assets to average interest bearing liabilities	119.29	122.06	119.29	121.25
Noninterest expense to average total assets	2.64	2.57	2.57	2.58
Efficiency ratio	58.39	53.04	56.94	56.77

RESULTS OF OPERATIONS

The analysis below shows average interest earning assets and interest bearing liabilities together with the average yield on the interest earning assets and the average cost of the interest bearing liabilities.

	AVERAGE BALANCES AND YIELDS
	(dollars in thousands)
	(unaudited)
	Six Months Ended
	June 30, 2009			June 30, 2008
	AVG BALANCE	INTEREST	AVG YIELD	AVG BALANCE	INTEREST	AVG YIELD
ASSETS
INTEREST EARNING ASSETS:
Loans (1) (2)	$1,020,544	$37,618	7.43%	$977,105	$37,188	7.65%
Loans Held For Sale	4,065	66	3.27%	3,055	70	4.61%
Securities:
Investment Securities (Taxable)(4)	55,279	608	2.22%	51,795	1,070	4.15%
Investment Securities (Tax-Exempt)(3)(4)	128,207	4,363	6.86%	86,750	2,833	6.57%
Mortgage-backed and Related Securities (4)	1,264,529	32,479	5.18%	915,471	23,993	5.27%
Total Securities	1,448,015	37,450	5.22%	1,054,016	27,896	5.32%
FHLB stock and other investments, at cost	41,499	152	0.74%	26,731	476	3.58%
Interest Earning Deposits	23,230	63	0.55%	1,129	20	3.56%
Federal Funds Sold	7,916	17	0.43%	5,412	71	2.64%
Total Interest Earning Assets	2,545,269	75,366	5.97%	2,067,448	65,721	6.39%
NONINTEREST EARNING ASSETS:
Cash and Due From Banks	45,025			45,858
Bank Premises and Equipment	44,005			39,964
Other Assets	108,677			87,214
Less: Allowance for Loan Loss	(16,981)			(10,189)
Total Assets	$2,725,995			$2,230,295
LIABILITIES AND SHAREHOLDERS’ EQUITY
INTEREST BEARING LIABILITIES:
Savings Deposits	$64,198	253	0.79%	$55,961	357	1.28%
Time Deposits	647,380	8,598	2.68%	558,133	12,701	4.58%
Interest Bearing Demand Deposits	547,011	3,207	1.18%	482,170	5,565	2.32%
Total Interest Bearing Deposits	1,258,589	12,058	1.93%	1,096,264	18,623	3.42%
Short-term Interest Bearing Liabilities	176,288	2,335	2.67%	309,044	5,139	3.34%
Long-term Interest Bearing Liabilities – FHLB Dallas	638,426	11,556	3.65%	239,541	4,597	3.86%
Long-term Debt (5)	60,311	1,746	5.84%	60,311	2,047	6.83%
Total Interest Bearing Liabilities	2,133,614	27,695	2.62%	1,705,160	30,406	3.59%
NONINTEREST BEARING LIABILITIES:
Demand Deposits	379,416			360,125
Other Liabilities	36,519			23,324
Total Liabilities	2,549,549			2,088,609

SHAREHOLDERS’ EQUITY (6)	176,446			141,686
Total Liabilities and Shareholders’ Equity	$2,725,995			$2,230,295
NET INTEREST INCOME		$47,671			$35,315
NET INTEREST MARGIN ON AVERAGE EARNING ASSETS			3.78%			3.44%
NET INTEREST SPREAD			3.35%			2.80%

(1)  Interest on loans includes fees on loans that are not material in amount.
(2)  Interest income includes taxable-equivalent adjustments of $1,489 and $1,195 for the six months ended June 30, 2009 and 2008, respectively.
(3)  Interest income includes taxable-equivalent adjustments of $1,490 and $855 for the six months ended June 30, 2009 and 2008, respectively.
(4)  For the purpose of calculating the average yield, the average balance of securities is presented at historical cost.
(5)  Represents junior subordinated debentures issued by us to Southside Statutory Trust III, IV, and V in connection with the issuance by Southside Statutory Trust III of $20 million of trust preferred securities, Southside Statutory Trust IV of $22.5 million of trust preferred securities, Southside Statutory Trust V of $12.5 million of trust preferred securities and junior subordinated debentures issued by FWBS to Magnolia Trust Company I in connection with the issuance by Magnolia Trust Company I of $3.5 million of trust preferred securities.
(6)  Includes average equity of noncontrolling interest of $772 and $576 for the six months ended June 30, 2009 and 2008, respectively.

Note: As of June 30, 2009 and 2008, loans totaling $13,491 and $5,807, respectively, were on nonaccrual status.  The policy is to reverse previously accrued but unpaid interest on nonaccrual loans; thereafter, interest income is recorded to the extent received when appropriate.

	AVERAGE BALANCES AND YIELDS
	(dollars in thousands)
	(unaudited)
	Three Months Ended
	June 30, 2009			June 30, 2008
	AVG BALANCE	INTEREST	AVG YIELD	AVG BALANCE	INTEREST	AVG YIELD
ASSETS
INTEREST EARNING ASSETS:
Loans (1) (2)	$1,019,367	$18,600	7.32%	$978,109	$18,333	7.54%
Loans Held For Sale	5,605	48	3.43%	3,262	39	4.81%
Securities:
Investment Securities (Taxable)(4)	46,310	289	2.50%	42,475	390	3.69%
Investment Securities (Tax-Exempt)(3)(4)	129,863	2,197	6.79%	96,548	1,543	6.43%
Mortgage-backed and Related Securities (4)	1,319,194	16,075	4.89%	927,506	12,020	5.21%
Total Securities	1,495,367	18,561	4.98%	1,066,529	13,953	5.26%
FHLB stock and other investments, at cost	41,522	48	0.46%	28,478	214	3.02%
Interest Earning Deposits	24,521	53	0.87%	725	5	2.77%
Federal Funds Sold	176	1	2.28%	3,838	19	1.99%
Total Interest Earning Assets	2,586,558	37,311	5.79%	2,080,941	32,563	6.29%
NONINTEREST EARNING ASSETS:
Cash and Due From Banks	42,171			43,634
Bank Premises and Equipment	44,835			39,938
Other Assets	117,500			85,635
Less: Allowance for Loan Loss	(17,774)			(10,358)
Total Assets	$2,773,290			$2,239,790
LIABILITIES AND SHAREHOLDERS’ EQUITY
INTEREST BEARING LIABILITIES:
Savings Deposits	$66,100	116	0.70%	$57,996	185	1.28%
Time Deposits	677,871	4,093	2.42%	518,324	5,219	4.05%
Interest Bearing Demand Deposits	553,824	1,477	1.07%	488,099	2,464	2.03%
Total Interest Bearing Deposits	1,297,795	5,686	1.76%	1,064,419	7,868	2.97%
Short-term Interest Bearing Liabilities	195,027	1,170	2.41%	258,078	1,839	2.87%
Long-term Interest Bearing Liabilities – FHLB Dallas	615,087	5,548	3.62%	321,995	3,011	3.76%
Long-term Debt (5)	60,311	868	5.77%	60,311	962	6.42%
Total Interest Bearing Liabilities	2,168,220	13,272	2.46%	1,704,803	13,680	3.23%
NONINTEREST BEARING LIABILITIES:
Demand Deposits	384,551			368,564
Other Liabilities	38,435			21,908
Total Liabilities	2,591,206			2,095,275

SHAREHOLDERS’ EQUITY (6)	182,084			144,515
Total Liabilities and Shareholders’ Equity	$2,773,290			$2,239,790
NET INTEREST INCOME		$24,039			$18,883
NET INTEREST MARGIN ON AVERAGE EARNING ASSETS			3.73%			3.65%
NET INTEREST SPREAD			3.33%			3.06%

(1)  Interest on loans includes fees on loans that are not material in amount.
(2)  Interest income includes taxable-equivalent adjustments of $766 and $605 for the three months ended June 30, 2009 and 2008, respectively.
(3)  Interest income includes taxable-equivalent adjustments of $818 and $383 for the three months ended June 30, 2009 and 2008, respectively.
(4)  For the purpose of calculating the average yield, the average balance of securities is presented at historical cost.
(5)  Represents junior subordinated debentures issued by us to Southside Statutory Trust III, IV, and V in connection with the issuance by Southside Statutory Trust III of $20 million of trust preferred securities, Southside Statutory Trust IV of $22.5 million of trust preferred securities, Southside Statutory Trust V of $12.5 million of trust preferred securities and junior subordinated debentures issued by FWBS to Magnolia Trust Company I in connection with the issuance by Magnolia Trust Company I of $3.5 million of trust preferred securities.
(6)  Includes average equity of noncontrolling interest of $605 and $472 for the three months ended June 30, 2009 and 2008, respectively.

Note: As of June 30, 2009 and 2008, loans totaling $13,491 and $5,807, respectively, were on nonaccrual status.  The policy is to reverse previously accrued but unpaid interest on nonaccrual loans; thereafter, interest income is recorded to the extent received when appropriate.